UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number: 000-21222
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                          Tecnomatix Technologies Ltd.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                                  Delta House
                              16 Abba Eban Avenue
                             Herzliya 46120, Israel
                                 972-9-959-4777
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Ordinary Shares, NIS 0.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)   [ ]
           Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6             [ ]
           Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: 1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Tecnomatix Technologies Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                TECNOMATIX TECHNOLOGIES LTD.

Date:  April 4, 2005                            By: /s/ Douglas E. Barnett
                                                    ---------------------------
                                                Name:  Douglas E. Barnett
                                                Title: President